Exhibit 5.1

August 5, 2022

Mullen Automotive Inc.

1405 Pioneer Street

Brea, California 92821

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mullen Automotive Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the of the offering for resale by the selling stockholders listed therein of up to an aggregate of 524,067,048 shares of the Company’s common stock, par value $0.001 per share, consisting of (i) up to 4,533,353 shares of Common Stock that is issued and outstanding (the “Common Shares”); (ii) up to 11,139,665 shares of Common Stock issuable upon conversion of preferred stock (the “Conversion Shares”); and (iii) up to 508,394,030 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (the “Warrants”). The Common Shares, Conversion Shares and Warrant Shares are herein collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Company’s Amended and Restated Certificate of Incorporation, as amended and supplemented (the “Amended and Restated Certificate of Incorporation”); (ii) the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”); (iii) the Warrants; (iv) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (v) the Registration Statement and all exhibits thereto, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Shares are, and the Conversion Shares and Warrant Shares, when paid for and issued pursuant to the terms of the Amended and Restated Certificate of Incorporation and the Warrants, will be, duly authorized, legally issued, fully paid and non-assessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP